Exhibit l.4

November 28, 2016

Invesco High Income 2023 Target Term Fund

1555 Peachtree Street, N.E.

Atlanta, Georgia 30309

Re:	Invesco High Income 2023 Target Term Fund

Ladies and Gentlemen:

As special Delaware counsel to Invesco High Income 2023 Target Term Fund, a Delaware statutory trust (the “Registrant”), we consent to the incorporation by reference of our opinion, filed with Pre-Effective Amendment No. 5 to the Registrant’s Registration Statement on Form N-2, in the Post-Effective Amendment thereto filed on or about the date hereof. In giving this consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

/s/ David A. Harris

David A. Harris